Exhibit 99

Contact:
Susan M. Kenney	phone: 803.748.2374
Vice President, Marketing and Sales	fax: 803.748.8420
email: susan.kenney@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. APPOINTS

MICHAEL A. CULBERTSON, CPCU, AIC AS PRESIDENT

Columbia, South Carolina — 29 October 2002 — The Seibels Bruce Group, Inc. (OTC Bulletin Board:  SBIG) today announced that Michael A. Culbertson, CPCU, AIC, has been appointed president and will report to Charles H. Powers, chief executive officer and chairman of the Board of Directors.  Culbertson succeeds John E. (Jack) Natili, who has left the Company to pursue other interests.

“Mike is a talented insurance professional with vast institutional knowledge,” said Powers.  “He has earned the strong respect of not only his colleagues here at Seibels Bruce, but the industry at large.”

A 30-year insurance veteran, Culbertson joined Seibels Bruce in 1974.  Prior to his current position, he has played an integral role in Seibels Bruce’s businesses, from managing insurance operations and crafting strategic marketing alliances to creating the Company’s claim handling subsidiary, Insurance Network Services, Inc.  Culbertson received a Bachelor of Science degree in finance and insurance from the University of South Carolina.  He also holds a Certificate in General Insurance, Associate in Claims and is a designated Certified Property and Casualty Underwriter.

The Seibels Bruce Group, Inc., headquartered in Columbia, South Carolina, is a holding company for four property and casualty insurance companies that offer commercial and nonstandard automobile insurance. In addition, Seibels Bruce offers claim administration services to insurance companies and other businesses through Insurance Network Services, Inc; flood zone determination and related services through America’s Flood Services, Inc.; and managing general agency services through Seibels, Bruce & Company. Additional information about Seibels Bruce can be found online at www.seibels.com.

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

###